ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Third Quarter of 2018
- - -

BROKEN ARROW, Oklahoma, August 14, 2018 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the three and nine month periods ended June 30, 2018.

Joe Hart, interim President and CEO of ADDvantage Technologies, commented, “We are pleased with our top-line results for the fiscal third quarter. Nave Communications’ new sales strategy continued to drive sales growth for the second consecutive quarter, contributing to our improved Telco segment results. Triton Datacom’s performance was in line with our internal expectations once again, and we believe there is room to grow its customer base and further diversify its product lines to help drive additional solid revenue generation at Triton going forward.

“The Cable TV segment reported an overall decline in sales as compared to last year due primarily to the loss of a large repair customer earlier in 2018.  We performed a goodwill impairment assessment on the Cable TV segment due to the lower operating results reported this quarter, lower projected results and management discussions surrounding various strategic alternatives for this segment given the lower operating performance.  As a result of this assessment, we recognized a non-cash impairment charge of $1.2 million for the three months ended June 30, 2018,” continued Mr. Hart.

“During the quarter, we reported approximately $900,000 of non-recurring or non-cash expenses which increased our operating loss, despite the solid top-line results. These items include inventory reserve expenses of $500,000 in the Cable TV segment, market valuation adjustment for inventory of $200,000 in the Telco segment, and a severance package related to the resignation of our former chief executive officer,” continued Mr. Hart.

“It is a key corporate objective for ADDvantage Technologies to leverage its current operational and financial platform to grow its position in the telecommunications market, and I am excited to join the Company and lead this growth strategy. To kick start our strategic plan, we are undertaking a comprehensive review of our business units to identify opportunities to grow and diversify our revenue, streamline our operating costs and to make possible recommendations for divestitures of assets to help finance and drive our growth strategy.  Although it has only been a few weeks since I was appointed CEO, I am encouraged by the opportunities in the telecommunications market, and I look forward to advancing our strategy to build an efficient and sustainable business throughout the remainder of fiscal 2018 and beyond,” concluded Mr. Hart.

Results for the three months ended June 30, 2018

Consolidated sales decreased 3% to $12.6 million for the three months ended June 30, 2018 compared with $13.0 million for the three months ended June 30, 2017.  The decrease in sales was in the Cable TV segment of $1.1 million, partially offset by an increase in sales in the Telco segment of $0.7 million. The decrease in Cable TV sales was due to a decrease in repair service revenue and in refurbished equipment sales of $0.8 million and $0.4 million, respectively, partially offset by an increase in new equipment revenue of $0.1 million. The increase in sales for the Telco segment was due to an increase in equipment sales and recycling revenue of $0.5 million and $0.2 million, respectively.

Consolidated operating, selling, general and administrative expenses decreased 3% to $3.6 million, compared with $3.8 million for the same period last year.  This was due to a decrease in expenses in the Cable TV segment of $0.3 million, partially offset by an increase in the Telco segment of $0.1 million.

The Company recorded a goodwill impairment charge of $1.2 million for the three months ended June 30, 2018, which represented the carrying value of goodwill for the Cable TV segment.  The charge was recorded as a result of a goodwill impairment analysis performed by the Company on the Cable TV segment.  The goodwill impairment analysis was performed due to lower operating results from the Cable TV segment compared to the prior year, lower projected results and management discussions surrounding various strategic alternatives for the Cable TV segment given its operating performance.

Net loss for the three months ended June 30, 2018, was $1.5 million, or $0.15 per diluted share, compared with a net loss of $0.1 million, or $0.01 per diluted share, for the same period of 2017.

Adjusted EBITDA for the three months ended June 30, 2018 was a loss of $0.2 million compared with income of $0.4 million for the same period ended June 30, 2017.

Results for the nine months ended June 30, 2018

Consolidated sales were $36.5 million for the nine months ended June 30, 2018, compared with $36.4 million for the nine months ended June 30, 2017.  The increase in sales was in the Telco segment of $2.3 million, partially offset by a decrease in the Cable TV segment of $2.2 million.

Consolidated operating, selling, general and administrative expenses decreased 3% to $10.7 million for the nine months ended June 30, 2018 from $11.0 million for the same period last year.  This decrease in expenses was due to the Cable segment of $0.5 million, partially offset by an increase in the Telco segment of $0.2 million

The Company recorded a goodwill impairment charge of $1.2 million for the nine months ended June 30, 2018, which represented the carrying value of goodwill for the Cable TV segment.  The charge was recorded as a result of the goodwill impairment analysis performed by the Company on the Cable TV segment.

The loss from equity method investment for the nine months ended June 30, 2018 of $0.3 million consisted primarily of a legal settlement with a subcontractor on the YKTG Solutions wireless cell tower decommissioning project and the associated legal expenses.

Net loss for the nine month period ended June 30, 2018 was $2.5 million, or a loss of $0.24 per diluted share, compared with net income of $0.2 million, or $0.02 per diluted share, for the same period of 2017.

Adjusted EBITDA for the nine months ended June 30, 2018 was $0.3 million compared with $1.8 million for the same period ended June 30, 2017.

Cash and cash equivalents were $2.1 million as of June 30, 2018, compared with $4.0 million as of September 30, 2017.  The decrease in cash was due primarily to the extinguishment of one of the Company’s term loans in December 2017 by paying the outstanding balance of $2.7 million and the first annual guaranteed payment of $0.7 million related to the acquisition of Triton Miami, Inc.  As of June 30, 2018, the Company had inventory of $20.0 million, compared with $22.3 million as of September 30, 2017.

Earnings Conference Call

The Company will host a conference call on Tuesday, August 14th, at 12:00 p.m. Eastern Time featuring remarks by Joseph Hart, interim President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, Vice President of Sales.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 1-800-239-9838 (domestic) or 1-323-794-2551 (international). All dial-in participants must use the following code to access the call: 6757538. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through August 28, 2018 at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). Participants must use the following code to access the replay of the call: 6757538.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.    In addition, Adjusted EBITDA as presented excludes impairment charges, other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Sales	$12,573,899	$12,989,990	$36,508,192	$36,380,572
Cost of sales	9,490,966	9,234,039	26,699,039	24,836,563
Gross profit	3,082,933	3,755,951	9,809,153	11,544,009
Operating, selling, general and administrative expenses	3,641,434	3,757,027	10,717,539	11,031,276
Goodwill impairment charge	1,150,059	–	1,150,059	–
Income (loss) from operations	(1,708,560)	(1,076)	(2,058,445)	512,733
Other income (expense):
Loss from equity method investment	–	–	(258,558)	–
Interest expense	(45,139)	(85,787)	(187,155)	(279,764)
Total other expense, net	(45,139)	(85,787)	(445,713)	(279,764)

Income (loss) before income taxes	(1,753,699)	(86,863)	(2,504,158)	232,969
Provision (benefit) for income taxes	(247,000)	(20,000)	(31,000)	72,000

Net income (loss)	$(1,506,699)	$(66,863)	$(2,473,158)	$160,969

Earnings (loss) per share:
Basic	$(0.15)	$(0.01)	$(0.24)	$0.02
Diluted	$(0.15)	$(0.01)	$(0.24)	$0.02
Shares used in per share calculation:
Basic	10,306,145	10,192,244	10,261,617	10,160,017
Diluted	10,306,145	10,192,244	10,261,617	10,160,582

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total
Income (loss) from operations	$(1,355,387)	$(353,173)	$(1,708,560)	$414,383	$(415,459)	$(1,076)
Goodwill impairment charge	1,150,059	–	1,150,059	–	–	–
Depreciation	59,169	32,583	91,752	77,114	33,673	110,787
Amortization	−	313,311	313,311	−	313,311	313,311
Adjusted EBITDA (a)	$(146,159)	$(7,279)	$(153,438)	$491,497	$(68,475)	$423,022

(a)	The Telco segment includes earn-out expenses of zero and $0.1 million for the three months ended June 30, 2018 and 2017, respectively, related to the acquisition of Triton Miami, Inc.

	Nine Months Ended June 30, 2018			Nine Months Ended June 30, 2017
	Cable TV	Telco	Total	Cable TV	Telco	Total
Income (loss) from operations	$(1,247,733)	$(810,712)	$(2,058,445)	$1,586,013	$(1,073,280)	$512,733
Goodwill impairment charge	1,150,059	–	1,150,059	–	–	–
Depreciation	192,776	96,328	289,104	225,253	103,420	328,673
Amortization	−	939,933	939,933	−	953,871	953,871
Adjusted EBITDA (a)	$95,102	$225,549	$320,651	$1,811,266	$(15,989)	$1,795,277

(a)
The Telco segment includes earn-out expenses of zero and $0.2 million for the nine months ended June 30, 2018 and 2017, respectively, related to the acquisition of Triton Miami, Inc.  The Telco segment for the nine months ended June 30, 2017 includes acquisition related costs of $0.2 million.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	June 30, 2018	September 30, 2017
Assets
Current assets:
Cash and cash equivalents	$2,141,434	$3,972,723
Accounts receivable, net of allowance for doubtful accounts of $150,000	5,078,143	5,567,005
Income tax receivable	197,418	247,186
Inventories, net of allowance for excess and obsolete
inventory of $3,500,000 and $2,939,289, respectively	20,045,232	22,333,820
Prepaid expenses	274,605	298,152
Total current assets	27,736,832	32,418,886

Property and equipment, at cost:
Land and buildings	7,211,190	7,218,678
Machinery and equipment	3,792,933	3,995,668
Leasehold improvements	200,617	202,017
Total property and equipment, at cost	11,204,740	11,416,363
Less: Accumulated depreciation	(5,522,693)	(5,395,791)
Net property and equipment	5,682,047	6,020,572

Investment in and loans to equity method investee	89,500	98,704
Intangibles, net of accumulated amortization	7,607,554	8,547,487
Goodwill	4,820,185	5,970,244
Deferred income taxes	1,731,000	1,653,000
Other assets	134,443	138,712

Total assets	$47,801,561	$54,847,605

	June 30, 2018	September 30, 2017
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,665,043	$3,392,725
Accrued expenses	1,346,663	1,406,722
Notes payable – current portion	2,976,044	4,189,605
Other current liabilities	657,498	664,325
Total current liabilities	7,645,248	9,653,377

Notes payable, less current portion	–	2,094,246
Other liabilities	792,896	1,401,799
Total liabilities	8,438,144	13,149,422

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,806,803 and 10,726,653 shares issued, respectively; 10,306,145 and 10,225,995 shares outstanding, respectively	108,068	107,267
Paid in capital	(4,608,875)	(4,746,466)
Retained earnings	44,864,238	47,337,396
Total shareholders’ equity before treasury stock	40,363,431	42,698,197

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	39,363,417	41,698,183

Total liabilities and shareholders’ equity	$47,801,561	$54,847,605